Exhibit 99.1

HECLA APPOINTS DIRECTOR

FOR IMMEDIATE RELEASE

May 22, 2025

COEUR D'ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) is pleased to announce the appointment of Dean Gehring to its Board of Directors, effective May 22, 2025. Mr. Gehring currently serves as a board advisor at Allonnia, a bioengineering company innovating recovery, tailings and environmental solutions for the mining industry. Over his 34-year career, he has held executive roles at leading mining companies, including Chief Technology Officer for Newmont and President and CEO of Rio Tinto Minerals.

"We are delighted to welcome Dean Gehring to our Board of Directors. His technological expertise and industry knowledge make him an exceptional addition to Hecla. Dean's career began as an intern at our Lucky Friday mine in 1988, and we're pleased to have him return to contribute to Hecla's future growth," said Rob Krcmarov, President and CEO of Hecla Mining Company.

A licensed Professional Engineer and Project Management Professional, Mr. Gehring holds a B.S. in Mining Engineering from the University of Idaho and an M.S. in Project Management from the University of Aberdeen. He has contributed to university advisory boards, co-chaired the SME Foundation Corporate Giving Committee, and received both the SME Ben F Dickerson Award and SME Fellow Award for his contributions to the mining industry.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE: HL) is the largest silver producer in the United States and Canada. In addition to operating mines in Alaska, Idaho, and Quebec, Canada, the Company is developing a mine in the Yukon, Canada, and owns a number of exploration and pre-development projects in world-class silver and gold mining districts throughout North America.

For further information, please contact:

Mike Parkin

Vice President – Strategy and Investor Relations

Cheryl Turner

Communications Coordinator

Investor Relations

Email: hmc-info@hecla.com

Website: http://www.hecla.com

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla.com